                                                Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Shareholders and Board of Directors
STERIS plc

We are aware of the incorporation by reference in the following STERIS plc Registration Statements of our review report dated February 10, 2020 relating to the unaudited consolidated interim financial statements of STERIS plc and subsidiaries that are included in its Form 10-Q for the quarter ended December 31, 2019:

Registration Number	Description

333-230557	Form S-8 Registration Statement of STERIS plc pertaining to the STERIS Corporation 401(k) Plan

333-230558	Form S-8 Registration Statement of STERIS plc pertaining to the STERIS plc 2006 Long-Term Equity Incentive Plan (As Assumed, Amended and Restated Effective March 28, 2019)

/s/ Ernst & Young LLP

Cleveland, Ohio
February 10, 2020